As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kestra Medical Technologies, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3933 Lake Washington Blvd NE, Suite 200

Kirkland, Washington 98033

(425) 279-8002

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian Webster

Chief Executive Officer

3933 Lake Washington Blvd NE, Suite 200

Kirkland, Washington 98033

(425) 279-8002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sophia Hudson, P.C. Christie W.S. Mok Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Telephone: (212) 446-4800	Traci S. Umberger General Counsel and Chief Administrative Officer 3933 Lake Washington Blvd NE, Suite 200 Kirkland, Washington 98033 Telephone: (425) 279-8002

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Prospectus

Common Shares

Kestra Medical Technologies, Ltd. may offer and sell common shares from time to time in amounts, at prices and on terms that will be determined at the time of the relevant offering.

This prospectus describes some of the general terms that may apply to the offering of our common shares. Each time any common shares are offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of common shares to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision. This prospectus may not be used to sell our common shares unless accompanied by a prospectus supplement.

Our common shares may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at a negotiated price. The common shares offered by this prospectus and the accompanying prospectus supplement may be offered directly to purchasers or to or through underwriters, brokers or dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, brokers or dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “KMTS.” The last reported closing sale price of our common shares on the Nasdaq was $19.93 per share on March 31, 2026.

Investing in our common shares involves a number of risks. You should read this prospectus and any applicable prospectus supplement before you invest. See “Risk Factors” beginning on page 2 of this prospectus, in any applicable prospectus supplement and under similar headings in the other documents that are incorporated by reference into this prospectus, for a discussion of the factors you should carefully consider before deciding to purchase our common shares.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Provided our common shares remain listed on an appointed stock exchange, which includes Nasdaq, the issue and transfer of our common shares that are the subject of this prospectus to and between residents and non-residents of Bermuda will be exempted from the application of the Beneficial Ownership Act 2025.

The date of this prospectus is April 1, 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, we may offer and sell, from time to time, our common shares. We will also be required to provide a prospectus supplement containing specific information about the terms on which our common shares are being offered and sold. We may also add, update or change, in a prospectus supplement, information contained in this prospectus.

We are responsible for the information contained in this prospectus, including the information incorporated by reference herein as described herein, any amendment or supplement to this prospectus, or any free writing prospectus that we prepare and distribute. We have not authorized anyone to provide you with information or to make any representations about our common shares or any offers by us other than those contained in or incorporated by reference into this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us or on our behalf.

We are not making any offer to sell, or any offers to buy, our common shares in jurisdictions where offers and sales are not permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should not assume that the information in this prospectus, any amendment or supplement to this prospectus, or any free writing prospectus prepared by us, including any information incorporated by reference, is accurate as of any date other than the date of the applicable document. Our business, financial conditions, results of operations and prospects may have changed since that date.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY OF OUR COMMON SHARES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Unless the context otherwise indicates, the terms “Kestra,” “the Company,” “we,” “us,” and “our” as used in this prospectus refer to Kestra Medical Technologies, Ltd. and its consolidated subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” information into this prospectus. This means that we disclose important information to you by referring you to another document filed separately with the SEC. The information in the documents incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act, unless expressly stated otherwise therein):

•	our Annual Report on Form 10-K for the fiscal year ended April 30, 2025 (our “Annual Report on Form 10-K”) filed on July 17, 2025;

•	information specifically incorporated by reference in our Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A, filed on July 22, 2025;

•

our Quarterly Reports on Form 10-Q for the quarterly period ended July 31, 2025, filed on September 12, 2025, for the quarterly period ended October 31, 2025, filed with the SEC on December 11, 2025, and for the quarterly period ended January 31, 2026, filed with the SEC on March 17, 2026;

•	our Current Reports on Form 8-K, filed on June 6, 2025, September 4, 2025 and December 4, 2025; and

•	the description of our common shares contained under the caption “Description of Share Capital” set forth on Exhibit 4.4 to our Annual Report on Form 10-K.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus) after the date of this prospectus and prior to the completion of the offering of all securities covered by the respective prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Kestra Medical Technologies, Ltd.

3933 Lake Washington Blvd NE, Suite 200

Kirkland, Washington 98033

(425) 279-8002

You also may access these filings on our website at https://www.kestramedical.com. We do not incorporate the information on our website in this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus (other than those filings with the SEC that we specifically incorporate by reference in this prospectus).

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the terms of our common shares, you should carefully read this document with any accompanying prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference into this prospectus for additional information on us.

Our Company

We are a commercial-stage, wearable medical device and digital healthcare company focused on transforming patient outcomes in cardiovascular disease using monitoring and therapeutic intervention technologies that are intuitive, intelligent, and connected. We have developed and are commercializing our Cardiac Recovery System platform, a comprehensive and advanced system that integrates monitoring, therapeutic treatment, digital health, and patient support services into a single, unified solution.

The cornerstone of our Cardiac Recovery System platform is the ASSURE WCD, a next generation wearable cardioverter defibrillator (“WCD”) used to protect patients at an elevated risk of sudden cardiac arrest (“SCA”), a major public health problem that accounts for approximately 50% of all cardiovascular deaths in the U.S. The ASSURE WCD automatically monitors elevated risk patients and, if needed, delivers a defibrillation shock to return the patient’s heart to normal rhythm. The ASSURE WCD was purpose-built to enhance patient comfort and compliance and directly address the key barriers to adoption associated with the only other commercially available WCD.

We believe the ASSURE WCD offers significant clinical and functional advantages, including greater patient compliance as a result of a major reduction in false alarms and enhanced comfort and wearability. In addition to the ASSURE WCD, our Cardiac Recovery System platform includes a comprehensive suite of fully integrated digital solutions and services that enable enhanced patient and provider engagement and oversight, with the objective of improving patient outcomes. We believe our Cardiac Recovery System platform addresses serious unmet needs in the cardiac patient population and has the potential to disrupt and grow the market which has been limited to a single solution for more than 20 years. Active prescriptions represent hospitals that have prescribed the ASSURE WCD within the last six months. Our ASSURE WCD has been worn by over 33,000 patients as of January 2026 since it was fully commercially launched.

Corporate Information

Kestra Medical Technologies, Ltd. was incorporated as a Bermuda exempted company limited by shares on May 20, 2021. Our principal office is located at 3933 Lake Washington Blvd NE, Suite 200, Kirkland, Washington 98033, and our registered office is located in Bermuda at Cumberland House, 7th Floor, 1 Victoria Street, Hamilton HM 11, Bermuda. Our telephone number is (425) 279-8002. Our website address is https://www.kestramedical.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus. We are a holding company and all of our business operations are conducted through our subsidiaries.

RISK FACTORS

Investing in our common shares involves a high degree of risk. Please see the risk factors under the section entitled “Risk Factors” of any applicable prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements, estimates or projections contained in this prospectus, including the information incorporated by reference herein as described herein, any amendment or supplement to this prospectus, or any free writing prospectus that we prepare and distribute are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained, or incorporated by reference, in this prospectus, including, without limitation, statements concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Important factors that could cause actual results, performance or achievements to differ materially from our expectations are described in the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A. Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K, as amended, revised or supplemented by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which have been or will be incorporated by reference in this prospectus. Examples of these risks, uncertainties and other factors include, but are not limited to:

•

our ability to continue to expand the commercialization of our ASSURE WCD, including associated products and services as part of our Cardiac Recovery System platform, or to commercialize any future product candidates and begin generating revenue;

•

our ability to maintain regulatory approvals for our ASSURE WCD and to obtain new regulatory approvals necessary to distribute our ASSURE WCD in new markets or to distribute additional products we develop in the future;

•	the rate and degree of market acceptance of our ASSURE WCD or any future product candidates that receive the necessary marketing and other regulatory approvals;

•	the availability of reimbursement for our products;

•	our ability to scale the manufacturing of our ASSURE WCD, obtain sufficient and timely supplies of components necessary to manufacture our ASSURE WCD and effectively manage inventory and distribution;

•	our ability to hire and retain qualified personnel, including senior management and sales professionals;

•	estimates of our total addressable market and near-term achievable market for our products;

•	the timing or likelihood of regulatory filings and approvals or clearances;

•	our growth plans, including our plans to enter into new markets;

•	our ability to establish and maintain intellectual property protection for our products or defend ourselves against claims of infringement;

•	the progress, timing, costs and results of our clinical trials;

•	changes and developments relating to our regulatory landscape;

•	our financial performance and changes in market trends;

•	the increased expenses associated with being a public company;

•	changes and developments relating to our competitors and our industry; and

•	the other factors disclosed or incorporated by reference in this prospectus.

The above examples are not exhaustive and new risks emerge from time to time. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown.

Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

USE OF PROCEEDS

The use of proceeds will be specified in the applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital is based on and qualified by our memorandum of association and amended and restated bye-laws, which are filed as exhibits to the registration statement of which this prospectus is part and should be read together with this summary. Capitalized terms used and not defined herein shall have the meaning set forth in our memorandum of association and amended and restated bye-laws, as applicable.

General

Our authorized share capital consists of 100,000,000 common shares with a par value of US$1.00 per share. Pursuant to our amended and restated bye-laws, subject to the requirements of Nasdaq, and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares provided our common shares remain listed on an appointed stock exchange, which includes Nasdaq.

Common Shares

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends, or make distributions out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of its assets would thereby be less than its liabilities. “Contributed surplus” is defined for purposes of Section 54 of the Companies Act to include the proceeds arising from donated shares, credits resulting from the redemption or conversion of shares at less than the amount set up as nominal capital and donations of cash and other assets to the company. Under our amended and restated bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares. We do not anticipate paying cash dividends in the foreseeable future.

Voting Rights

Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, ordinary resolutions to be approved by holders of common shares require approval by a simple majority of votes cast by shareholders entitled to vote at a quorate meeting or by written resolution.

Majority shareholders do not generally owe any duties to other shareholders to refrain from exercising all of the votes attached to their shares.

The key powers of our shareholders include the power to alter the terms of our memorandum of association and to approve and thereby make effective any alterations to our amended and restated bye-laws proposed by the Board of Directors. Pursuant to Bermuda law, dissenting shareholders holding 20% in par value of our issued share capital may apply to the court to annul or vary an alteration to our memorandum of association. A majority vote against an alteration to our amended and restated bye-laws made by the Board of Directors prevents the alteration from becoming effective. Other key powers are to approve the alteration of our capital, including a reduction in share capital, to approve the removal of a director, to resolve that we will be wound up or discontinued from Bermuda to another jurisdiction or to enter into an amalgamation, merger or winding up. Under the Companies Act, all of the foregoing corporate actions require approval by an ordinary resolution (a simple majority of votes cast), unless a company’s bye-laws provide otherwise, which our amended and restated bye-laws do. Our amended and restated bye-laws provide that the Board of Directors may, with the sanction of a resolution passed by shareholders holding at least a majority of the issued shares entitled to vote and present in person or by proxy at a general meeting with the necessary quorum for such meeting being two persons at least holding or representing a majority of our issued shares entitled to vote at such meeting (provided that if the Company has only one shareholder, one shareholder present in person or by proxy is a quorum for such meeting), amalgamate or merge us with another company. In addition, our amended and restated bye-laws permit us to reduce our issued share capital with the authority of an ordinary resolution of the shareholders. Not less than ten days’ prior written notice of any resolution to reduce our issued share capital and a copy of such resolution shall be circulated to all shareholders who would be entitled to vote on the resolution at a general meeting at which the resolution could have been considered.

The Companies Act provides that a company shall not be bound to take notice of any trust or other interest in its shares. There is a presumption that all the rights attaching to shares are held by, and are exercisable by, the registered holder, by virtue of being registered as a member of the company. Our relationship is with the registered holder of our shares. If the registered holder of the shares holds the shares for someone else (the beneficial owner), then the beneficial owner is entitled to the shares and may give instructions to the registered holder on how to vote the shares. The Companies Act provides that the registered holder may appoint more than one proxy to attend a shareholder meeting, and consequently where rights to shares are held in a chain the registered holder may appoint the beneficial owner as the registered holder’s proxy.

Pre-emptive or Conversion Rights

The Companies Act does not, and our amended and restated bye-laws do not, confer any pre-emptive or sinking fund rights attached to our common shares.

Redemption, Repurchase and Surrender of Shares

Subject to certain balance sheet restrictions, the Companies Act permits a company to purchase its own shares if it is able to do so without becoming cash flow insolvent as a result. Where a company purchases its own shares, such shares may be cancelled (in which event, the company’s issued, but not its authorized, capital will be diminished accordingly) or held as treasury shares. The restrictions are that the par value of the share must be charged against the company’s issued share capital account or a company fund which is available for dividend or distribution or be paid for out of the proceeds of a fresh issue of shares. Any premium paid on the repurchase of shares must be charged to the company’s current share premium account or charged to a company fund which is available for dividend or distribution. The Companies Act does not impose any requirement that the directors shall make a general offer to all shareholders to purchase their shares pro rata to their respective shareholdings. Our amended and restated bye-laws do not contain any specific rules regarding the procedures to be followed by us when purchasing our common shares, and consequently the primary source of our obligations to shareholders are the rules of Nasdaq.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued preference shares.

Preference Shares

Pursuant to Bermuda law and our amended and restated bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by our Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of our company.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a resolution passed by a simple majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum of two or more persons holding (or representing by proxy) at least one-third of the issued shares of the applicable class is present. Our amended and restated bye-laws specify that the creation or issue of shares ranking equally with existing preference shares do not, unless expressly provided by the terms of issue of existing preference shares, vary the rights attached to existing preference shares. In addition, the creation or issue of preference shares ranking prior to common shares are not deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to recognize any instrument of transfer of a share on the basis that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a certificated share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require and must refuse to register the transfer unless all applicable consents, authorizations and permissions of any governmental agency or body in Bermuda have been obtained. Subject to these restrictions, a holder of certificated common shares may transfer the title to all or any of his common shares by completing a written form of transfer in such common form as our Board of Directors may accept. If required, the instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor. Our common shares may also be transferred without a written instrument if transferred by an appointed agent or otherwise in accordance with the Companies Act. Notwithstanding the foregoing, shares that are listed or admitted to trading on an appointed stock exchange, which includes Nasdaq, may be transferred in accordance with the rules and regulations of the exchange on which the shares are listed.

Meetings of Shareholders

Under Bermuda law, a company is required to convene an annual general meeting of shareholders each calendar year (the “annual general meeting”). However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver no more than three months before the end of the year, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person entitled to receive notice does not invalidate the proceedings at a meeting. Our amended and restated bye-laws provide that at least ten days but not more than sixty days advance notice be given to shareholders entitled to receive notice of the annual general meeting and of any special general meeting.

Our amended and restated bye-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a shareholder has to comply with advance notice requirements and provide us with certain information. Our amended and restated bye-laws allow the chairperson of the meeting of shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect certain public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s memorandum of association, including its objects and powers, and certain alterations to the memorandum of association. The shareholders have the additional right to inspect at the company’s registered office the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting (unless all the shareholders and all of the directors agree to dispense with this requirement). The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our amended and restated bye-laws provide that, except in relation to the right of the holders of any series of preference shares to elect additional directors, our Board of Directors shall be a minimum number of six directors and a maximum number of eleven directors, or such number in excess thereof as the Company may from time to time determine by resolution of the Board of Directors. Until our 2031 annual meeting of Shareholders (the “2031 Annual Meeting”), our Board of Directors will consist of three classes of directors (other than those directors elected by the holders of any series of preference shares, voting separately as a series or together with one or more other such series, as the case may be). Prior to the 2031 Annual Meeting, each director serves a three-year term. From and after the 2031 Annual Meeting, our Board of Directors will be declassified and our directors will be elected to hold office for a one-year term expiring at the next annual general meeting of shareholders.

To be elected, directors must receive a majority of the votes cast by shareholders who are entitled to vote at the applicable shareholder meeting; provided that where the number of persons validly proposed for re-election or election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) will be elected as directors, and an absolute majority of the votes cast shall not be a prerequisite to the election of such directors. Any one or more vacancies on the Board of Directors not filled at any general meeting, and any new vacancy created by the Board of Directors as a result of increasing the size of the Board of Directors, can be filled by the Board. Prior to the seventh annual general meeting of shareholders after our common shares were first publicly traded (such meeting, the “Triggering Annual Meeting”), a director so appointed shall hold office for a term that shall coincide with the remaining term of its class of directors. From and after the Triggering Annual Meeting, a director so appointed will hold office until the next election of directors and until his or her successor will be elected and qualified, subject to prior death, resignation, retirement, disqualification or removal from office.

Subject to the rights of the holders of any series of preferred shares, a director may be removed by the shareholders with or without cause with the affirmative vote of the holders of a majority of the issued shares entitled to vote; provided that from and after the date on which Bain Charger and its affiliates collectively cease to beneficially own (as defined in Rule 13d-3 under the Exchange Act (or any successor provision)) of at least 50% of our issued common shares (the “Trigger Event”), a director may be removed, only with cause, by a resolution passed by shareholders holding at least 66 2/3% of the issued shares entitled to vote.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws provide that we shall indemnify our directors and any officers appointed by our Board of Directors to the fullest extent permitted by applicable law; provided, however, that if a director or an officer is a party to an indemnification agreement with us, then the terms of the indemnification agreement shall apply instead of the provisions in our amended and restated bye-laws.

Amendment of memorandum of association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our amended and restated bye-laws generally provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, nor shall our memorandum of association be altered or amended, save in accordance with the Companies Act and unless such change has been approved by a resolution of our Board of Directors and by a resolution of our shareholders. However, from and after the Trigger Event, no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, nor shall our memorandum of association be altered or amended, save in accordance with the Companies Act and unless such change has been approved by a resolution of our Board of Directors and a resolution passed by shareholders holding at least 66 2/3% of all issued shares entitled to vote thereon.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of at least 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company. Our amended and restated bye-laws provide that the approval of the amalgamation or merger agreement by at least a majority of the issued shares entitled to vote and present in person or by proxy at the applicable meeting shall be sufficient (other than in respect of any amalgamation or merger constituting a “business combination”), and the quorum for such meeting shall be two or more persons holding or representing at least a majority of the issued shares entitled to vote; provided that if the company shall at any time have only one shareholder, one shareholder present in person or by proxy shall form a quorum for such meeting.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of the giving of the notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Business Combinations

Although the Companies Act does not contain specific provisions regarding “business combinations” between companies organized under the laws of Bermuda and “interested shareholders,” we have included these provisions in our amended and restated bye-laws. Specifically, our amended and restated bye-laws contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder, unless:

•

prior to the time that the shareholder became an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued voting shares outstanding at the time the transaction commenced; or

•

after the time of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by our Board of Directors and authorized at an annual general meeting or special general meeting of shareholders by the affirmative vote of at least 66 2/3% of our issued shares entitled to vote that are not owned by the interested shareholder.

For purposes of these provisions, a “business combination” includes mergers, amalgamations, consolidations, exchanges, asset sales, leases, issues or transfers of shares or other securities and certain other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is any person or entity that beneficially owns 15% or more of our issued and outstanding voting shares (other than Bain Charger Holdings, L.P. (“Bain Charger”) and its affiliates) and any affiliate or associate of that person or entity.

Shareholder Suits and Choice of Forum

Shareholder class actions and derivative actions are generally not available to shareholders under Bermuda law in the same way that they are under the laws in the United States. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be ultra vires or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our amended and restated bye-laws provide that, unless we, in writing, select or consent to the selection of an alternate forum, the Supreme Court of Bermuda shall be the exclusive forum for any dispute that arises under the Companies Act or out of or in connection with our amended and restated bye-laws, including any question regarding the existence, validity, application, enforceability or scope of any bye-law and/or whether there has been any breach of the Companies Act or our amended and restated bye-laws or any breach of a duty (including any fiduciary duty) by, or other wrongdoing by, a current or former officer, director, employee, agent or shareholder of the Company to the Company or its shareholders (whether or not such a claim is brought in the name of a shareholder or in the name of the Company). Further, unless we select or consent to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Company or any director, officer, employee or agent of the Company. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act.

Investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring an interest in any of our common shares shall be deemed to have notice of and to have consented to the forum provisions in our amended and restated bye-laws. It is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated bye-laws is inapplicable or unenforceable.

Capitalization of Profits and Reserves

Pursuant to our amended and restated bye-laws, our Board of Directors may (1) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (2) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Untraced Shareholders

Our amended and restated bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment and as such will cease to remain owing by the Company. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident. This designation allows us to engage in transactions in currencies other than the Euro, and there are no restrictions on our ability to transfer funds (other than funds denominated in Euros) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Provided our common shares remain listed on an appointed stock exchange, which includes Nasdaq, the issue and transfer of our common shares will be exempted from the application of the Beneficial Ownership Act 2025.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

Economic Substance Act

Bermuda’s economic substance laws are contained in the Economic Substance Act 2018, as amended, and the Economic Substance Regulations 2018, as amended (together the “ESA”). The ESA was enacted to demonstrate

Bermuda’s commitment to comply with international standards with respect to cooperation for tax purposes and to ensure that Bermuda does not facilitate the use of structures which attract profits, but which do not reflect real economic activity within Bermuda. The ESA provides that a registered entity other than an entity which is resident for tax purposes in certain jurisdictions outside Bermuda (“non-resident entity”) that carries on as a business any one or more of the “relevant activities” referred to in the ESA must comply with economic substance requirements. The list of “relevant activities” includes carrying on any one or more of the following activities: banking, insurance, fund management, financing, leasing, headquarters, shipping, distribution and service center, intellectual property and holding entities. Under the ESA, if an entity is engaged in one or more “relevant activities,” it is required to maintain a substantial economic presence in Bermuda and to comply with the economic substance requirements set forth in the ESA. An entity will comply with those economic substance requirements if it: (a) is managed and directed in Bermuda; (b) undertakes “core income generating activities” (as may be prescribed under the ESA) in Bermuda in respect of the relevant activity; (c) maintains adequate physical presence in Bermuda; (d) has adequate senior executives, employees or other persons in Bermuda with suitable qualifications; and (e) incurs adequate operating expenditure in Bermuda in relation to the relevant activity undertaken by it.

The ESA requires entities subject to it to make annual filings with the Bermuda Registrar of Companies to demonstrate the economic substance of the entity’s activities and business in Bermuda. The Company does not currently file any ESA declarations as it does not conduct a relevant activity for the purposes of the ESA.

Anti-Takeover Provisions

Our memorandum of association and our amended and restated bye-laws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our shareholders. However, they may also discourage acquisitions that some shareholders may favor. These provisions include:

•	a classified Board of Directors with staggered three-year terms until the 2031 Annual Meeting;

•	directors only to be removed for cause and only with a resolution passed by holders of at least 66 2/3% of all issued shares entitled to vote, from and after the Trigger Event;

•

from and after the 2031 Annual Meeting, amendments to our amended and restated bye-laws and memorandum of association require the approval of our Board of Directors and a resolution passed by holders of at least 66 2/3% of all issued shares entitled to vote;

•	from and after the 2031 Annual Meeting, only permit shareholder action by written consent when it is unanimously approved by our shareholders;

•	restrictions on the time period in which directors may be nominated;

•	limitations on our shareholders’ ability to call special general meetings; and

•	the ability of our Board of Directors to determine the powers, preferences and rights of preference shares and to cause us to issue the preference shares without shareholder approval.

In addition, our amended and restated bye-laws contain provisions which prohibit us, subject to certain exceptions, from engaging in business combinations and other specified transactions with persons (excluding Bain Charger and its affiliates) for a period of three years after the time of the transaction in which the person acquired 15% of more of our issued voting shares.

Transfer Agent and Registered Office

Maples Corporate Services (Bermuda) Limited in Bermuda acts as our registered office, and a branch register is maintained in the United States by Computershare Trust Company, N.A.

Computershare Trust Company, N.A is our transfer agent.

Listing

Our common shares are listed on The Nasdaq Global Select Market under the symbol “KMTS.”

MATERIAL BERMUDA, IRISH AND U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material Bermuda, Irish and U.S. federal income tax considerations that may be relevant to an investment decision by a potential investor with respect to our common shares.

Bermuda Tax Considerations

Under current law, we are not subject to tax on income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our common shares. Furthermore, we have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 (the “EUTP Act”) that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda. As a result of changes made to the EUTP Act by the CIT Act (as defined below), this assurance has been made subject to the application of any taxes pursuant to the CIT Act, as described further below.

In response to the Pillar Two / Global Minimum Tax Rules which are aimed at ensuring that large multinational enterprises will be subject to a global minimum 15% tax rate (“Pillar Two”), Bermuda passed the CIT Act on December 15, 2023 which became fully operative with respect to the imposition of corporate income tax on January 1, 2025. The Corporate Income Tax Act 2023 Amendment Regulations 2024 (the “Regulations”) amending the CIT Act were made on 20 December 2024 by the Minister of Finance in Bermuda. (For the purposes of this summary, references to CIT Act are to the CIT Act, as amended by the Regulations.)

Under the CIT Act, Bermuda corporate income tax is chargeable in respect of fiscal years beginning on or after January 1, 2025 and applies only to Bermuda Constituent Entities (as defined in the CIT Act) of an In Scope MNE Group (as defined in the CIT Act).

A ‘Bermuda Constituent Entity’ is a Bermuda Tax Resident Entity or a Bermuda Permanent Establishment (each as defined in the CIT Act). A ‘Bermuda Tax Resident Entity’ means an entity that is incorporated, formed or organised in Bermuda unless the entity is tax resident in another jurisdiction under the laws of that jurisdiction based on its location of management and control. A ‘Bermuda Permanent Establishment’ means A fixed place of business in Bermuda through which the business of an entity which is not a Bermuda Tax Resident Entity is wholly or partly carried on as determined in accordance with Article 5 of the OECD Model Tax Convention.

An In Scope MNE Group for these purposes is a group which meets the relevant revenue threshold (EUR 750 million or more in annual revenues in at least two of the four fiscal years immediately preceding the fiscal year in question) and is a MNE Group (being a group (as defined in the CIT Act) comprising of an ultimate parent entity and one or more entities (which includes permanent establishments) located in another jurisdiction). For MNE Groups that meet the revenue threshold, corporate income tax will generally apply to each Bermuda Tax Resident Entity and Bermuda Permanent Establishment that is a constituent entity of such MNE Group.

Based on Kestra Medical Technologies, Ltd. being a tax resident in Ireland and determining that Kestra Medical Technologies, Ltd. is not a Bermuda Permanent Establishment (as defined in the CIT Act), Kestra Medical Technologies, Ltd. is not a Bermuda Constituent Entity Group for purposes of the CIT Act and will not be considered in scope for the purposes of the CIT Act.

Irish Tax Considerations

The following is a general summary of the main Irish tax considerations that are applicable to certain investors who are the owners of our common shares. It is based on existing Irish law and our understanding of the practices of the Irish Revenue Commissioners on the date of this document. Legislative, administrative or judicial changes may modify the tax consequences described below.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to our shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisers as to the tax consequences in Ireland, or other relevant jurisdictions of this offering, including the acquisition, ownership and disposition of our shares.

Tax on Chargeable Gains

A disposal of our shares by a shareholder who is not resident or ordinarily resident for tax purposes in Ireland should not give rise to Irish tax on any chargeable gain realized on such disposal unless such shares are used, held or acquired for the purposes of a trade or business carried on by such shareholder through a branch or agency in Ireland.

A disposal of our shares by an Irish resident or ordinarily resident shareholder may, depending on the circumstances (including the availability of exemptions and reliefs), give rise to a chargeable gain or allowable loss for that shareholder. The rate of capital gains tax in Ireland is currently 33%.

A holder of our shares who is an individual and who is temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Dividend Withholding Tax

Dividend withholding tax, or DWT, (currently at a rate of 25%) may arise in respect of dividends or distributions from an Irish tax resident company such as the Company unless an exemption applies. Where DWT does arise in respect of dividends, the company is responsible for deducting DWT at source and forwarding the relevant payment to the Irish Revenue Commissioners.

Certain shareholders are entitled to an exemption from DWT. In particular, dividends to a non-Irish resident shareholder should not be subject to DWT if the shareholder is beneficially entitled to the dividend and is:

(a) an individual shareholder resident for tax purposes in a “relevant territory” and the individual is neither resident nor ordinarily resident in Ireland;

(b) a corporate shareholder resident for tax purposes in a “relevant territory” provided that the corporate shareholder is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;

(c) a corporate shareholder that is not resident for tax purposes in Ireland and which is ultimately controlled, directly or indirectly, by persons resident in a “relevant territory”;

(d) a corporate shareholder that is not resident for tax purposes in Ireland and whose principal class of shares (or those of its 75% parent) is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance; or

(e) a corporate shareholder that is not resident for tax purposes in Ireland and is wholly owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a “relevant territory” or on such other stock exchange approved by the Irish Minister for Finance, and provided that, in all cases noted above (but subject to the exception in the paragraph below regarding “U.S. Resident Shareholders”), the shareholder has provided a relevant Irish DWT declaration form to his or her broker before the record date for the dividend (in the case of shares held through DTC), and the relevant information is further transmitted to the Company (in the case of shares held through DTC) or to our transfer agent (in the case of shares held outside of DTC).

A list of “relevant territories” for the purposes of DWT is set forth below.

•	Albania
•	Armenia
•	Australia
•	Austria
•	Bahrain
•	Belarus
•	Belgium
•	Bosnia & Herzegovina
•	Botswana
•	Bulgaria
•	Canada
•	Chile
•	China
•	Croatia
•	Cyprus
•	Czech Republic
•	Denmark
•	Egypt
•	Estonia
•	Finland
•	France
•	Georgia
•	Germany
•	Ghana
•	Greece
•	Hong Kong
•	Hungary
•	Iceland
•	India
•	Israel
•	Italy
•	Japan
•	Kazakhstan
•	Kenya
•	Kosovo
•	Kuwait
•	Latvia
•	Lithuania
•	Liechtenstein
•	Luxembourg
•	Macedonia
•	Malaysia
•	Malta
•	Mexico
•	Moldova
•	Montenegro
•	Morocco
•	Netherlands
•	New Zealand
•	Norway
•	Oman
•	Pakistan
•	Panama
•	Poland
•	Portuguese Republic
•	Qatar
•	Romania
•	Russia
•	Saudi Arabia
•	Serbia
•	Singapore
•	Slovak Republic
•	Slovenia
•	South Africa
•	Spain
•	Sweden
•	Switzerland
•	Thailand
•	The Republic of Korea
•	The Republic of Turkey
•	Ukraine
•	United Arab Emirates
•	United Kingdom
•	United States
•	Uzbekistan
•	Vietnam
•	Zambia

Prior to paying any dividend, the Company intends to put in place an agreement with an entity which is recognized by the Irish Revenue Commissioners as a “qualifying intermediary” which satisfies one of the Irish requirements for dividends to be paid free of DWT to certain shareholders who hold their shares through DTC.

U.S. Resident Shareholders

Dividends paid in respect of shares in an Irish resident company that are owned by residents of the United States and held through DTC will not be subject to DWT provided that the address of the beneficial owner of the shares in the records of the broker is in the United States. We strongly recommend that such shareholders ensure that their information has been properly recorded by their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us).

Dividends paid in respect of shares in an Irish resident company that are owned by residents of the United States and held outside of DTC will not be subject to DWT provided that the shareholder has completed the relevant Irish DWT declaration form and this declaration form remains valid. Such shareholders must provide the relevant Irish DWT declaration form to our transfer agent at least seven business days before the record date for the first dividend payment to which they are entitled.

If a U.S. resident shareholder receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Residents of “Relevant Territories” other than the United States

Shareholders who are residents of “relevant territories” other than the United States (regardless of when such shareholders acquired their shares) must complete the appropriate Irish DWT declaration form in order to receive dividends without DWT.

Shareholders must provide the appropriate Irish DWT declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC). We strongly recommend that such shareholders complete the appropriate Irish DWT declaration form and provide them to their brokers or our transfer agent as soon as possible.

If a shareholder who is resident in a “relevant territory” and entitled to an exemption from our DWT receives a dividend subject to DWT, that shareholder should generally be able to make an application for a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Irish Resident Shareholders

Irish tax resident or ordinarily resident shareholders will generally be subject to DWT in respect of dividends or distributions received from an Irish resident company.

Irish tax resident or ordinarily resident shareholders that are entitled to receive dividends without DWT must complete the relevant Irish DWT declaration form and provide the declaration form to their brokers (so that such brokers can provide the relevant information to a qualifying intermediary appointed by us) before the record date for the first dividend to which they are entitled (in the case of shares held through DTC), or to our transfer agent at least seven business days before such record date (in the case of shares held outside of DTC).

Irish tax resident or ordinarily resident shareholders who are not entitled to an exemption from DWT and who are subject to Irish tax should consult their own tax adviser.

Other Persons

Shareholders that do not fall within one of the categories mentioned above may fall within other exemptions from DWT.

If a shareholder is exempt from DWT but receives a dividend subject to DWT, that shareholder may be able to claim a refund of DWT from the Irish Revenue Commissioners subject to certain time limits.

Income Tax on Dividends

Non-Irish Resident Shareholders. A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is entitled to an exemption from DWT, generally has no liability to Irish income tax or income charges on a dividend from an Irish resident company unless that shareholder holds the shares through a branch or agency which carries on a trade in Ireland.

A shareholder who is not resident or ordinarily resident for tax purposes in Ireland and who is not entitled to an exemption from DWT, generally has no additional liability to Irish income tax or income charges unless that shareholder holds the shares through a branch or agency which carries on a trade in Ireland. The shareholder’s liability to tax is effectively limited to the amount of DWT already deducted by the company.

Irish Resident Shareholders. Irish resident or ordinarily resident individual shareholders may be subject to Irish income tax and income charges such as pay related social insurance (PRSI) and the Universal Social Charge (USC) on dividends received from us. Such shareholders should consult their own tax adviser. Irish resident corporate shareholders should not be subject to tax on dividends from us on the basis that the dividend is not in respect of preference shares.

Stamp Duty

Irish stamp duty should not be payable in respect of transfers of our common shares for cash.

Capital Acquisitions Tax

Irish capital acquisitions tax (currently at a rate of 33%) comprises principally gift tax and inheritance tax on property situated in Ireland for capital acquisitions tax purposes or otherwise within the territorial scope of capital acquisitions tax by virtue of the Irish tax residence, ordinary tax residence or domicile of the donor or donee of the gift or inheritance.

It is considered that the common shares are not Irish situate property for the purposes of Irish capital acquisitions tax. As such a gift or inheritance of our common shares should not be within the charge to Irish capital acquisitions tax if both the donor and the donee are not tax resident or ordinarily resident in Ireland at the relevant date of the gift or inheritance.

If either a donor or donee of our common shares is resident or ordinarily resident in Ireland at the time of the gift or inheritance they may be within the charge to Irish capital acquisitions tax and they should consult their own tax advisers as to the Irish tax consequences.

U.S. Federal Income Tax Consequences for U.S. Holders

The following discussion is a summary of material U.S. federal income tax consequences to a U.S. Holder (as defined below), under current law, of the purchase, ownership, and disposition of our common shares acquired pursuant to this offering. It does not describe all tax considerations that may be relevant to a particular person’s decision to acquire our common shares. This discussion applies only to a U.S. Holder that holds our common shares as a capital asset for U.S. federal income tax purposes (generally, property held for investment) within the meaning of Section 1221 of the Code, and this discussion applies only such common shares. This discussion is general in nature and it does not describe all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including the potential application of the Medicare contribution tax, estate or gift tax consequences, any tax consequences other than U.S. federal income tax consequences, and tax consequences applicable to U.S. Holders in special tax situations, such as:

•	banks;

•	certain financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts or real estate mortgage investment conduits;

•

“controlled foreign corporations,” and “passive foreign investment companies,” each as defined in the Code, corporations that accumulate earnings to avoid U.S. federal income tax, or expatriated entities subject to Section 7874 of the Code;

•	brokers or dealers in stocks and securities, or currencies;

•	persons who use or are required to use a mark-to-market method of accounting;

•	certain former citizens or residents of the United States subject to Section 877 of the Code;

•	entities subject to the U.S. anti-inversion rules or the base erosion and anti-abuse tax;

•	non-U.S. persons or entities;

•	tax-exempt organizations and entities, including an “individual retirement account” as defined in the Code or a “Roth IRA”;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who are subject to Section 451(b) of the Code;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons holding common shares as part of a straddle, hedging, conversion or integrated transaction or persons entering into a constructive sale with respect to common shares;

•	persons holding common shares through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;

•	persons who hold or receive our common shares pursuant to the exercise of an employee stock option or otherwise as compensation;

•	tax qualified retirement plans;

•	persons that actually or constructively own 10% or more (by vote or value) of our common shares; or

•	entities classified as partnerships or other pass-through entities (including S corporations), or persons holding common shares through such entities.

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A partnership holding our common shares, or a partner in such a partnership, should consult its tax advisors regarding the tax consequences of investing in and holding the common shares.

This discussion is based on the federal income tax laws of the United States as of the date of this prospectus, including the Code, existing and proposed Treasury Regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service (“IRS”) and other applicable authorities. All of the foregoing authorities are subject to change or differing interpretations, possibly with retroactive effect and could significantly affect the tax consequences described below. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS or a court will not take a contrary position to the tax consequences discussed.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF THE COMMON SHARES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of the discussion below, a “U.S. Holder” is a beneficial owner of our common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if either (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury regulations to treat such trust as a domestic trust.

Dividends and Other Distributions on the Common Shares

Subject to the PFIC rules discussed below, the gross amount of any distribution that we make to U.S. Holders with respect to our common shares (including the amount of any tax withheld) generally will be taxable as a dividend, to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income generally will be includable in gross income in the year actually or constructively received. To the extent the amount of the distribution exceeds our current and accumulated earnings and profits, such excess amount generally will be treated first as a tax-free return of tax basis in the common shares, and then, to the extent such excess amount exceeds the holder’s tax basis in the common shares, as capital gain and will be treated as described below in the section relating to the disposition of our common shares.

Dividends received by corporate U.S. Holders generally will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. Subject to applicable limitations, including conditions relating to holding period, dividends received by certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income” if we are a “qualified foreign corporation” and other conditions discussed below are met. A non-U.S. corporation is treated as a qualified foreign corporation (i) with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States (such as Nasdaq) or (ii) if such non-U.S. corporation is eligible for the benefits of a qualifying income tax treaty with the United States that the IRS determines is satisfactory and includes an exchange of information program. However, a non-U.S. corporation will not be treated as a qualified foreign corporation if it is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year. Therefore, subject to applicable limitations, dividends paid to certain non-corporate U.S. Holders may be taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holder. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our common shares. The amount of a dividend will include any amounts withheld by us in respect of any non-U.S. taxes.

Subject to the PFIC rules described below, the amount of a dividend generally will be treated as foreign- source dividend. The amount of any dividend income paid in a functional currency other than the U.S. dollar will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, non-U.S. income taxes withheld from dividends on our common shares may be creditable against the U.S. Holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. Holders should consult their tax advisors regarding the creditability of any non-U.S. taxes based on their particular circumstances. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct non-U.S. taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct non-U.S. taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Sale, Exchange, or Other Taxable Disposition of the Common Shares

Subject to the PFIC rules described below, U.S. Holders generally will recognize gain or loss on a sale, exchange or other taxable disposition of common shares in an amount equal to the difference between the amount realized for U.S. federal income tax purposes on the sale, exchange or other taxable disposition and the holder’s adjusted tax basis in the common shares. Such gain or loss generally will be capital gain or loss and will be long- term capital gain or loss if the U.S. Holder held the common shares disposed of for more than one year. Any gain or loss recognized by U.S. Holders on a disposition of our common shares generally will be treated as U.S.- source income or loss for foreign tax credit limitation purposes. The deductibility of capital losses is subject to various limitations. U.S. Holders are urged to consult their tax advisors regarding the proper treatment of gain or loss, as well as the availability of a foreign tax credit, based on their particular circumstances.

Passive Foreign Investment Company

Under the Code, we may be a PFIC for any taxable year in which, after the application of certain “look- through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income.” For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income generally includes dividends, interest, rents, certain non-active royalties and capital gains.

Based on the nature of our business, our financial statements, our expectations about the nature and amount of our income, assets and activities and our share price, we do not expect to be a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, whether we will be a PFIC in the current year or any future year is a factual determination that must be made annually at the close of each taxable year, and, thus, is subject to significant uncertainty. Among other things, a determination of whether we are PFIC will depend on the composition of our income and assets and the market value of our assets from time to time. Accordingly, there can be no assurance that we will not be a PFIC in the current year or any future taxable year.

If we are a PFIC for any year during which a U.S. Holder holds or is deemed to hold common shares, we generally would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds or is deemed to hold common shares, even if we ceased to meet the threshold requirements for PFIC status, unless under certain circumstances the U.S. Holder makes a valid deemed sale or deemed dividend election under the applicable Treasury regulations with respect to its common shares.

Generally, if we were a PFIC for any taxable year during which a U.S. Holder held or is deemed to have held common shares, gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of such common shares, would be allocated ratably over the U.S. Holder’s holding period for such common shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder with respect to its common shares exceeds 125% of the average of the annual distributions on the common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above.

A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its common shares, provided that the common shares are “marketable.” Common shares generally will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury Regulations. If a U.S. Holder makes the mark-to-market election, it generally will recognize as ordinary income any excess of the fair market value of the common shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the common shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of common shares, as applicable, in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election based on their particular circumstances.

In addition, a U.S. Holder can avoid certain of the adverse rules described above by making a QEF Election with respect to such PFIC, and each PFIC in which the PFIC holds equity interests, if the PFIC provides the information necessary for such election to be made. We do not currently expect to provide information that would allow a U.S. Holder to make a QEF Election in the event that we are classified as a PFIC and, therefore, U.S. Holders should assume such election would not be available.

In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.

If a U.S. Holder owns common shares during any year in which we are a PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury Department may require on IRS Form 8621 (or any successor form) with respect to us, generally with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.

U.S. Holders should consult their tax advisors concerning our potential PFIC status and the potential application of the PFIC rules. The U.S. federal income tax rules relating to PFICs are very complex. U.S. Holders are strongly urged to consult their tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our common shares, as applicable, the consequences to them of an investment in a PFIC, any elections available with respect to the common shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of common shares of a PFIC.

Information Reporting and Backup Withholding

Information reporting to the IRS and backup withholding generally will apply to dividends in respect of our common shares and the proceeds from the sale or exchange of our common shares that are paid to U.S. Holders within the United States (and in certain cases, outside the United States). However, backup withholding generally will not apply if the U.S. Holder furnishes a correct taxpayer identification number and make any other required certification, generally on IRS Form W-9, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding generally are allowed as a credit against U.S. federal income tax liability and U.S. Holders may be entitled to obtain a refund of any excess amounts withheld under the backup withholding rules if you file an appropriate claim for refund is filed and the required information is furnished to the IRS in a timely manner.

Each U.S. Holder should consult its tax advisor regarding the application of the information reporting and backup withholding rules.

Information with Respect to Foreign Financial Assets

Each U.S. Holder who is an individual generally will be required to report our name, address and such information relating to an interest in the common shares as is necessary to identify the class or issue of which its common shares are a part. These requirements are subject to exceptions, including an exception for common shares held in accounts maintained by certain financial institutions and an exception applicable if the aggregate value of all “specified foreign financial assets” (as defined in the Code) does not exceed certain thresholds.

Each U.S. Holder should consult its tax advisor regarding the application of these information reporting rules.

PLAN OF DISTRIBUTION

We may offer and sell the common shares covered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which we may sell some or all of the common shares covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell the common shares as agent, but may position and resell all or a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•

enter into option or other types of transactions that require the delivery of common shares to the underwriters, a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

•

loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The common shares covered by this prospectus may be sold:

•	on any national securities exchange on which the common shares may be listed at the time of sale;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of common shares will state the terms of the offering of the common shares, including:

•

the name or names of any participating underwriters, brokers, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any; the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’, brokers’, dealers’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchange or markets on which the securities may be listed; and

•	other material terms of the offering.

The offer and sale of the common shares described in this prospectus, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

We have not entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of the common shares covered by this prospectus. At any time a particular offer of the common shares covered by this prospectus is made, a prospectus supplement will set forth the aggregate amount of common shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, or agents. In addition, to the extent required, any discounts, commissions, concessions, and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions, or concessions allowed or reallowed or paid to dealers, will be set forth in such prospectus supplement. To the extent required, any such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common shares covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain, or otherwise affect the market price of the common shares at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If a dealer is utilized in the sale of the securities being offered pursuant to this prospectus, such securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a prospectus supplement.

In connection with the sale of common shares covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers, or agents participating in the distribution of the shares of common shares covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers, or agents may be deemed to be underwriting commissions under the Securities Act.

We may agree to indemnify underwriters, broker-dealers, or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker-dealers, or agents may be required to make.

Certain of the underwriters, broker-dealers, or agents who may become involved in the sale of common shares covered by this prospectus may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Walkers (Bermuda) Limited, our special Bermuda counsel. Certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, New York, New York. If any legal matters relating to offerings made in connection with this prospectus are passed upon by counsel for the underwriters, dealers or agents, that counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended April 30, 2025 have been so incorporated in reliance on the report (which contains an emphasis of matter paragraph relating to the Company’s financial results and management’s plans as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Kestra files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is https://www.sec.gov.

Our corporate website address is located at https://www.kestramedical.com. Through our website, we make available free of charge our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Such material is made available through our website as soon as reasonably practicable after we electronically file the information with, or furnish it to, the SEC. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of or incorporated into this prospectus or the registration statement of which this prospectus is a part.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and our common shares offered under this prospectus. The registration statement can be read at the SEC website.

Kestra Medical Technologies, Ltd.

Common Shares

PROSPECTUS

April 1, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

SEC registration fee	$	*
FINRA filing fee		**
Accounting fees and expenses		**
Legal fees and expenses		**
Printing fees and expenses		**
Registrar and transfer agent’s fees and expenses		**
Miscellaneous fees and expenses		**

Total	$	**

*

The registrant is registering an indeterminate amount of securities under this registration statement and in reliance upon Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of all of the registration fee.

**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time and will be reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws provide that we shall indemnify our directors and any officers appointed by our Board of Directors to the fullest extent permitted by applicable law; provided, however, that if a director or an officer is a party to an indemnification agreement with us, then the terms of the indemnification agreement shall apply instead of the provisions in our amended and restated bye-laws.

We expect that the applicable underwriting agreement with respect to an offering will provide for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act, or otherwise in connection with an offering of common shares pursuant to this registration statement.

Item 16. Exhibits

(a)	Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1	Certificate of Incorporation (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-284807) filed on February 10, 2025 and incorporated herein by reference).

3.2	Memorandum of Association (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-284807) filed on February 10, 2025 and incorporated herein by reference).

3.3	Amended and Restated Bye-laws of Kestra Medical Technologies, Ltd. (previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-42549) filed on March 7, 2025 and incorporated herein by reference).

3.4	Certificate of Deposit of Memorandum of Increase of Share Capital (previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-42549) filed on March 7, 2025 and incorporated herein by reference).

5.1**	Opinion of Walkers (Bermuda) Limited, Bermuda Counsel to the Registrant

23.1**	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Walkers (Bermuda) Limited (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this registration statement)

107**	Filing Fee Table.

*

To be filed after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference from documents filed or to be filed with the SEC under the Exchange Act.

**	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, Washington, on April 1, 2026.

KESTRA MEDICAL TECHNOLOGIES, LTD.

By:	/s/ Brian Webster
Name: Brian Webster
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian Webster and Traci S. Umberger, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Position	Date

/s/ Brian Webster Brian Webster	President, Chief Executive Officer, and Director (Principal Executive Officer)	April 1, 2026

/s/ Vaseem Mahboob Vaseem Mahboob	Chief Financial Officer (Principal Financial and Accounting Officer)	April 1, 2026

/s/ Traci S. Umberger Traci S. Umberger	General Counsel, Chief Administrative Officer and Director	April 1, 2026

/s/ Jeffrey Schwartz Jeffrey Schwartz	Director, Chairman of the Board of Directors	April 1, 2026

/s/ Raymond W. Cohen Raymond W. Cohen	Director	April 1, 2026

/s/ Mary Kay Ladone Mary Kay Ladone	Director	April 1, 2026

/s/ Kevin Reilly Kevin Reilly	Director	April 1, 2026

/s/ Conor Hanley Conor Hanley	Director	April 1, 2026

/s/ Elizabeth Kwo Elizabeth Kwo	Director	April 1, 2026